UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):
December 17, 2015
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WESTWOOD HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31234 (Commission File Number)	75-2969997 (I.R.S. Employer Identification Number)
200 Crescent Court, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(214) 756-6900
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with Brian O. Casey
On December 17, 2015, Westwood Holdings Group, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Brian O. Casey, the Company’s President and Chief Executive Officer and a director of the Company, effective as of January 1, 2016. Under the Agreement, Mr. Casey will continue to serve as President and Chief Executive Officer and will be nominated for annual reelection to the Company’s Board of Directors. If elected, Mr. Casey will continue to serve as a director. The initial term of the Agreement expires on December 31, 2018, and the Agreement automatically renews for additional one-year periods, unless earlier terminated. The Agreement replaces Mr. Casey’s Executive Employment Agreement, dated as of May 1, 2010.
Mr. Casey will be paid an annual base salary of at least $650,000, subject to review and increase (but not decrease) by the Compensation Committee of the Board of Directors. Mr. Casey also is eligible to receive bonuses and participate in the Company’s annual cash incentive programs, with the amount and performance targets of such awards to be established by the Compensation Committee. Additionally, Mr. Casey is eligible to participate in the Company’s long-term incentive programs and to receive long-term incentive compensation awards as determined by the Compensation Committee in accordance with the Company’s Stock Incentive Plan.
The Agreement contains customary non-competition and non-solicitation provisions that may apply for up to one year following termination of Mr. Casey’s employment, depending on the circumstances of termination. The Agreement also provides for the following severance payments to Mr. Casey (subject to Mr. Casey’s execution of a release of claims, except with respect to benefits following termination due to death or “Disability”):

•
If Mr. Casey is terminated with “Cause,” resigns without “Good Reason,” or Mr. Casey elects not to renew the Agreement, and the Company elects to enforce the non-competition and non-solicitation provisions (the “Elective Noncompete Period”), Mr. Casey will be entitled to (a) a cash amount equal to his base salary through the Elective Noncompete Period and (b) one year of medical benefits.

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If Mr. Casey is terminated without “Cause,” resigns for “Good Reason,” or the Company elects not to renew the Agreement, Mr. Casey will be entitled to (a) a cash amount equal to 1.5 multiplied by the sum of (i) his annual base salary and (ii) the annual bonus paid (or payable) for the most recently-completed year and (b) 18 months of medical benefits.

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In connection with a “Change in Control,” if Mr. Casey is terminated without “Cause,” resigns for “Good Reason,” or the Company elects not to renew the Agreement, Mr. Casey will be entitled to (a) a cash amount equal to two multiplied by the sum of (i) his annual base salary and (ii) the most recent annual bonus paid to him and (b) 18 months of medical benefits.

•
All unvested stock options, restricted shares, and other equity awards will accelerate and fully vest if Mr. Casey dies, is terminated without “Cause,” resigns for “Good Reason,” is terminated for “Disability,” or if the Company elects not to renew the Agreement (assuming that the performance goals of any performance-based awards were achieved at 100% of “target” performance).

The Agreement is attached hereto as Exhibit 10.1. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits.
Exhibit Number        Description

10.1	Executive Employment Agreement, dated as of December 17, 2015, between the Company and Brian O. Casey.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD HOLDINGS GROUP, INC.

Date: December 18, 2015	/s/ Brian O. Casey
Brian O. Casey,
President & Chief Executive Officer

EXHIBIT INDEX
Exhibit Number        Description

10.1	Executive Employment Agreement, dated as of December 17, 2015, between the Company and Brian O. Casey.